CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 31, 2008, relating to the consolidated financial statements of New York Mortgage Trust, Inc. and subsidiaries, and the effectiveness of New York Mortgage Trust, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of New York Mortgage Trust, Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 18, 2008